As filed with the Securities and Exchange Commission on December 20, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PMC-Sierra, Inc.

(Exact name of registrant as specified in its charter)

Delaware	94-2925073
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3975 Freedom Circle

Santa Clara, California 95054

(Address of principal executive offices)

Wintegra, Inc. 2006 Amended and Restated Equity Incentive Plan

(Full title of the plans)

Gregory S. Lang

President and Chief Executive Officer

3975 Freedom Circle

Santa Clara, California 95054

(408) 239-8000

(Name, address and telephone number of agent for service)

Copy to:

Amr Razzak, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

(650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.001 par value per share, issuable under the Wintegra, Inc. 2006 Amended and Restated Equity Incentive Plan (1)	1,137,572	$8.29	$9,430,471.88	$672.39
Rights to Purchase Series A Participating Preferred Stock of PMC-Sierra, Inc. (4)	1,137,572	N/A	N/A	N/A

(1)	All outstanding options under the Wintegra, Inc. 2006 Amended and Restated Equity Incentive Plan were assumed by PMC-Sierra, Inc. pursuant to the Agreement and Plan of Merger dated October 21, 2010.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Common Stock of PMC-Sierra, Inc. reported on the NASDAQ Global Select Market on December 17, 2010.

(3)	The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00007130 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

(4)	Associated with the common stock are rights to purchase Series A Participating Preferred Stock that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events. No separate consideration will be received by the Company for the initial issuance of the rights to purchase the Series A Participating Preferred Stock.

EXPLANATORY NOTE

Pursuant to the Agreement and Plan of Merger dated as of October 21, 2010, and as amended as of November 18, 2010 (the “Merger Agreement”), by and among PMC-Sierra, Inc. (the “Registrant”), a newly formed direct wholly-owned subsidiary of the Registrant (“Merger Sub”), Wintegra, Inc. (“Wintegra”) and a representative of certain Wintegra equityholders, the Registrant acquired Wintegra and Wintegra became a direct wholly-owned subsidiary of the Registrant. At the effective time of the Merger, all outstanding unvested options to purchase common stock of Wintegra, par value $0.001 per share, were assumed by the Registrant and converted into options to purchase common stock of the Registrant pursuant to the terms of the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement are omitted from this Registration Statement and have been or will be sent or given to employees as specified by Rule 428 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009, filed with the Commission on February 24, 2010;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 28, 2010, June 27, 2010 and September 26, 2010;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 28, 2010, February 1, 2010, February 8, 2010, April 22, 2010, May 7, 2010, May 10, 2010, June 9, 2010, July 22, 2010, August 20, 2010, September 21, 2010, October 21, 2010, October 26, 2010 and November 19, 2010;

(d)	The description of the Registrant’s common stock to be offered hereby is contained in the Registration Statement on Form 8-A filed with the Commission on March 21, 1991, as updated by the Registrant’s quarterly report on Form 10-Q filed with the Commission on August 8, 2000 for the period ending June 25, 2000, including any amendment or report filed for the purpose of updating such description; and

(e)	The description of the Registrant’s preferred stock purchase rights contained in the Registration Statement on Form 8-A filed with the Commission on May 14, 2001, as amended by the Registration Statements on Form 8-A/A filed on November 20, 2001 and February 14, 2007.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Certificate of Incorporation

The Registrant’s certificate of incorporation provides for the indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same now exists or as it may be amended in the future. Under Delaware law, such provision may not indemnify directors’ or officers’ liability for:

•	breaches of the directors’ or officers’ duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	the unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	transactions in which the director or officer derived an improper personal benefit.

Bylaws

The Registrant’s bylaws provide that its directors, officers, employees, and agents shall be indemnified against expenses including attorneys’ fees, judgments, fines and settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. The bylaws also authorize the Registrant to provide insurance for its directors, officers, employees and/or agents, against any expense, liability or loss, whether or not it would have the power to indemnify such person against such expense, liability or loss under Delaware law.

Indemnification Agreements

The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in its certificate of incorporation and bylaws. These agreements, among other things, indemnify its directors and officers for certain expenses, including attorney’s fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by the Registrant, arising out of such person’s services as a director or officer for it, or for any of its subsidiaries, or for any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Wintegra, Inc. 2006 Amended and Restated Equity Incentive Plan.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 of this Registration Statement).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accountants.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

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(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, California, on this 20th day of December, 2010.

PMC-SIERRA, INC.

By:	/S/ MICHAEL W. ZELLNER
Michael W. Zellner
Vice President Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Gregory S. Lang and Michael W. Zellner his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 20, 2010.

Signature	Title	Date

/S/ GREGORY S. LANG	President, Chief Executive Officer and Director	December 20, 2010
Gregory S. Lang	(Principal Executive Officer)

/S/ MICHAEL W. ZELLNER	Vice President, Chief Financial Officer	December 20, 2010
Michael W. Zellner	(Principal Financial and Accounting Officer)

/S/ ROBERT L. BAILEY	Chairman of the Board	December 20, 2010
Robert L. Bailey

/S/ RICHARD E. BELLUZZO	Director	December 20, 2010
Richard E. Belluzzo

/S/ JAMES V. DILLER, SR.	Director	December 20, 2010
James V. Diller, Sr.

/S/ MICHAEL R. FARESE	Director	December 20, 2010
Michael R. Farese

/S/ JONATHAN J. JUDGE	Director	December 20, 2010
Jonathan J. Judge

/S/ WILLIAM H. KURTZ	Director	December 20, 2010
William H. Kurtz

/S/ FRANK J. MARSHALL	Director	December 20, 2010
Frank J. Marshall

EXHIBIT INDEX

Exhibit Number	Description

4.1	Wintegra, Inc. 2006 Amended and Restated Equity Incentive Plan.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 of this Registration Statement).

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accountants.

24.1	Power of Attorney (included on the signature pages of this Registration Statement).